Exhibit 99.1

2800 DISCOVERY DRIVE ORLANDO, FL 32826

LENSAR Reports Third Quarter 2020 Financial Results and Provides Business Update

Procedure Numbers Consistent with 2019 Levels

Cash and Cash Equivalents of $42.7 Million as of September 30, 2020

ORLANDO, Fla. (November 9, 2020) – LENSAR, Inc. (NASDAQ: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the third quarter ended September 30, 2020 and provided an update on key strategic and operational initiatives. The distribution of LENSAR common stock to stockholders of PDL BioPharma, Inc. (“PDL”) (Nasdaq: PDLI) took place on October 1, 2020, and LENSAR began trading as an independent public company on October 2, 2020.

“The third quarter was one of continued progress for LENSAR, during which we took important steps to position the Company for both near- and longer-term success,” said Nick Curtis, Chief Executive Officer of LENSAR. “In August, our former parent, PDL, announced its intention to spin LENSAR off. The spin-off was completed in October, at which point LENSAR became an independent, publicly traded company. I would like to thank the members of the PDL and LENSAR teams whose hard work and dedication made this transaction possible, as well as our new stockholders for their ongoing support.”

Mr. Curtis added, “We became an independent company during a relatively challenging period in our industry. Procedure volumes were negatively impacted during the first half of the year due to the COVID-19 pandemic, as elective procedures were shut down in all of our operating regions. In addition, the pandemic has changed the way ophthalmic surgeons see and treat patients, affecting productivity levels and patient flow. I am pleased to report that activity in the U.S. and Europe rebounded in the third quarter back to 2019 levels. Through the pandemic, we continue to advance the development of ALLY™, our next generation system which integrates a femtosecond laser with a phacoemulsification system in a single, compact cataract treatment system. We remain on-track to submit a 510(k) application to the Food and Drug Administration (“FDA”) by the first quarter of 2022 and launch ALLY in 2022. Our current-generation LENSAR system with Streamline® IV and IntelliAxis, remains the most advanced system on the market today, and we look forward to advancing that technology leadership position with the launch of ALLY. We are confident in our growth strategy, our team’s ability to execute on that strategy and believe that we are well-positioned for continued growth and success.”

Total revenue for the third quarter of 2020 was $7.1 million, compared to $8.1 million in the third quarter of 2019. The decrease in revenue in the third quarter of 2020 was attributable to a period-over-period decline in laser system sales, which is largely due to the disruption of operations from the pandemic.

In the third quarter of 2020, there was a total of 25,078 procedures sold, compared with 25,154 procedures in the third quarter of 2019, and as a result, third quarter 2020 recurring source revenue (all revenue excluding laser system sales) in the U.S. and Europe essentially returned to 2019 levels. For the three and nine months ended September 30, 2020, recurring source revenue represented 82% and 87%, respectively, of our total revenue.

Gross margin for the quarter was $3.9 million (55% of revenue), compared with $3.3 million (41% of revenue) in the third quarter of 2019. The increase in gross margin was attributable to a favorable product mix.

Total operating loss for the third quarter of 2020 was $(4.7) million, compared with $(5.3) million in the third quarter of 2019.

Research and Development (“R&D”) expense was $2.0 million for the third quarter of 2020, compared with $4.3 million in the third quarter of 2019. The decrease in R&D expense was primarily attributable to intellectual property purchased during the third quarter of 2019, partially offset by increased consulting and supply expenses associated with the continued development of ALLY.

Selling, General and Administrative (“SG&A”) expense totaled $6.3 million during the third quarter of 2020, compared with $4.0 million in the third quarter of 2019. The increase was primarily attributable to an increase in personnel expense inclusive of stock-based compensation expense as discussed below, partially offset by a decrease in expenses allocated from PDL corporate support functions and a decrease in trade show and travel expenses related to COVID-19 cancellations and restrictions.

During the third quarter, the Company adopted the LENSAR, Inc. 2020 Incentive Award Plan (the “2020 Plan”). Under the 2020 Plan, the Company granted 1,847,298 shares of restricted stock to board members and employees. Total stock-based compensation expense recorded for the three months ended September 30, 2020 and 2019 was $3.8 million and $0.2 million, respectively, and for the nine months ended September 30, 2020 and 2019 was $3.9 million and $0.4 million, respectively.

Net loss for the quarter was $(4.8) million, compared with $(5.8) million in the third quarter of 2019.

Earnings Before Interest, Taxes, Depreciation & Amortization (“EBITDA”) for the third quarter of 2020 was $(4.2) million, compared with $(4.4) million in the third quarter of 2019. The improvement in EBITDA between the quarters was related to the period-over-period declines in net loss explained in our discussion of individual line items above, offset by lower interest expense and depreciation expense in the third quarter of 2020, as compared to the third quarter of 2019. EBITDA is a non-GAAP financial measure, and a reconciliation of this measure to net loss is set forth below in this press release.

As of September 30, 2020, the Company had cash and cash equivalents of $42.7 million. Based on its cash position and operational forecasts, the Company believes it has sufficient capital to fund operations through the filing of a 510(k) application for its ALLY device.

Conference Call and Webcast:

LENSAR management will host a conference call and live webcast to discuss the third quarter results and provide a business update today, November 9, 2020 at 4:30 p.m. Eastern Time.

To participate by telephone, please dial (866) 393-4306 (Domestic) or (734) 385-2616 (International). The conference ID number is 3077696. The live webcast can be accessed under “Events & Presentations” in the Investor Relations section of the Company’s website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. An archive of the call will be available on LENSAR’s website, www.lensar.com.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing and marketing an advanced femtosecond laser system for the treatment of cataracts and the management of pre-existing or surgically induced corneal astigmatism. Its LENSAR Laser System incorporates a range of proprietary technologies designed to assist the surgeon in obtaining better visual outcomes, efficiency and reproducibility by providing advanced imaging, simplified procedure planning, efficient design and precision.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including as it relates to the Company’s anticipated development and commercialization of ALLY and its expected cash runway. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements are based on the Company’s current expectations, forecasts and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors, including the impact of the COVID-19 pandemic, changes in the Company’s competitive landscape, and regulatory developments affecting the Company’s current or proposed products. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the Company’s

Form 10 Registration Statement, as amended, filed with the Securities and Exchange Commission (the “SEC”) and subsequent filings with the SEC. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measure

This press release includes EBITDA, a financial measure that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. EBITDA is defined as net loss before interest expense, income tax expense, interest income, depreciation and amortization of intangible assets. EBITDA is included in this press release because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. The Company’s management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. EBITDA is reconciled to net loss, the most directly comparable measure calculated and presented in accordance with GAAP, below:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(4,763)	$(5,818)	$(12,946)	$(12,189)
Add: Interest expense	65	494	1,340	1,447
Less: Interest income	14	13	48	41
Add: Depreciation expense	227	596	1,035	2,091
Add: Amortization expense	313	317	944	910

EBITDA	$(4,172)	$(4,424)	$(9,675)	$(7,782)

LENSAR, Inc.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Product	$5,264	$6,127	$13,360	$16,560
Lease	1,073	1,113	2,519	3,173
Service	808	828	2,219	2,335

Total revenue	7,145	8,068	18,098	22,068

Cost of revenue (exclusive of amortization)
Product	2,356	3,551	5,824	9,357
Lease	209	520	905	1,787
Service	684	722	1,959	2,360

Total cost of revenue	3,249	4,793	8,688	13,504

Operating expenses
Selling, general and administrative expenses	6,290	3,964	15,110	12,278
Research and development expenses	2,005	4,331	5,010	6,159
Amortization of intangible assets	313	317	944	910

Operating loss	(4,712)	(5,337)	(11,654)	(10,783)
Other income (expense)
Interest expense	(65)	(494)	(1,340)	(1,447)
Other income, net	14	13	48	41

Net loss	$(4,763)	$(5,818)	$(12,946)	$(12,189)
Cumulative dividends in excess of interest expense on Series A Preferred Stock	—	—	—	—

Net loss attributable to common stockholders	$(4,763)	$(5,818)	$(12,946)	$(12,189)

Net loss per share attributable to common stockholders

Basic and diluted	$(0.64)	$(5.44)	$(4.04)	$(11.39)

Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	7,464,949	1,070,000	3,201,650	1,070,000

LENSAR, Inc.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share amounts)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash	$42,701	$4,615
Accounts receivable, net of allowance of $23 and $0, respectively	2,429	3,384
Notes receivable, net of allowance of $9 and $0, respectively	451	502
Inventories	13,685	8,064
Prepaid and other current assets	742	618

Total current assets	60,008	17,183
Property and equipment, net	793	720
Equipment under lease, net	3,038	1,431
Notes and other receivables, long-term, net of allowance of $11 and $0, respectively	538	827
Intangible assets, net	12,422	13,366
Other assets	3,911	1,009

Total assets	$80,710	$34,536

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,349	$1,577
Accrued liabilities	3,586	4,778
Deferred revenue	836	777
Other current liabilities	1,502	697

Total current liabilities	8,273	7,829
Long-term operating lease liabilities	3,440	333
Note payable due to related party	—	20,200
Series A Preferred Stock	—	36,417
Other long-term liabilities	51	310

Total liabilities	11,764	65,089

Stockholders’ equity (deficit):
Common stock, par value $0.01 per share, 150,000,000 shares and 1,070,000 shares authorized at September 30, 2020 and December 31, 2019, respectively; 10,634,566 shares and 1,070,000 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	106	11
Additional paid-in capital	120,005	7,621
Accumulated deficit	(51,165)	(38,185)

Total stockholders’ equity (deficit)	68,946	(30,553)

Total liabilities and stockholders’ equity (deficit)	$80,710	$34,536